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                                                                     EXHIBIT 99


                                              Company Contact:
                                              Arthur A. Koch, Jr.
                                              Chief Operating Officer
                                              (302) 456-6789
                                              http://www.sdix.com

                                              Investor Relations Contact:
                                              Lippert/Heilshorn Associates, Inc.
                                              Lisa Lettieri, V.P.
                                              (212) 838-3777
                                              lisa@lhai.com

                      STRATEGIC DIAGNOSTICS INC. ANNOUNCES
                      ACQUISITION OF HTI BIO-PRODUCTS, INC.

         HTI 1998 Sales of $5.7 million and Pre Tax Profits of $800,000

       Provides Future Resources to Develop the Emerging Agricultural and
                              Water Quality Markets

Newark DE, March 1, 1999, Strategic Diagnostics Inc. (NASDAQ NM: SDIX) - today announced it has completed the acquisition of HTI Bio-Products, Inc. a privately held manufacturer of custom and proprietary antibody products and services located near San Diego, CA (HTI). HTI had 1998 revenues of $5.7 million and pre tax profits of $800,000. These results are preliminary and SDI expects to complete an audit within the next 75 days. HTI, a primary manufacturer of antibodies and biochemicals, was founded in 1990. HTI's products and services include custom antibody production, bulk antibody and biochemical products. SDI believes that these capabilities will afford it the ability to leverage its manufacturing costs, particularly in its test-strip production for agricultural, food and water quality product lines. These products utilize large quantities of polyclonal antibodies that the Company has previously purchased from third parties. SDI believes that HTI's product lines will also enhance SDI's existing capabilities in antibody production by adding extensive polyclonal products and services to the monoclonal products and services provided by its TSD BioServices subsidiary (TSD). The customers of HTI are complementary to TSD's and share common characteristics in that they are primarily pharmaceutical and biotechnology companies developing important medical diagnostics as well as leading medical research facilities. SDI believes that the combination and integration of these customer relationships will allow both TSD and HTI to offer their customers broader product offerings and will help establish these companies as a single source for all of their customers' antibody and biochemical requirements. Similarly, SDI believes the integration of these operations will result in significant cost savings and be accretive to earnings.

Under the terms of the agreement, the Company paid approximately $8.1 million in cash, issued 556,286 shares of Series B preferred stock and assumed approximately $100,000 of long term debt. The preferred shares convert into common shares on a 1-for-basis at $3.50 per share and carry a cumulative, annual cash dividend of $0.175 per share and a liquidation preference. The Company is also obligated to pay a percentage of net sales of certain products over the next three years, not to exceed $3 million. Approximately $6 million of acquisition financing has been provided by the Company's commercial bank.


[SDI LOGO] STRATEGIC DIAGNOSTICS INC. o 111 Pencader Drive o Newark, DE 19702 o
           (302) 456-6789 o FAX (302) 456-6770

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Commenting on the acquisition, Mr. Richard C. Birkmeyer, President and CEO of
SDI said, "We are delighted to be able to place the resources and capabilities of our two companies together. HTI has clearly demonstrated itself to be a growth business every year since its formation in 1990. We expect that the synergies to be derived from the combination of customers will significantly enhance our collective position in the marketplace. We will now be able to offer our customers an extensive and comprehensive set of products that will place us in a position to earn single source provider status with those customers who are looking for greater ease in making the purchases of these products and services. We expect to integrate these businesses throughout the balance of 1999 so that we structure the combined business to fully benefit from the operating efficiencies by the end of the year. HTI brings a well-developed infrastructure that readily lends itself to support the additional volumes of current products and services as well as future expension of additional offerings.

"Looking to the whole of SDI, we believe this acquisition will help us grow our business to a greater critical mass and should provide significant future resources that will be useful as we develop our agricultural and water quality markets as they emerge. We invested heavily in these emerging markets, particularly our agricultural and food testing business, during the second half of 1998. We believe these investments will help us to develop larger market opportunities and create, in the case of food testing, new markets for our technology and products. We believe this acquisition complements those investments in our markets and together it should enhance shareholder value for 1999 and beyond."

Michael Dale, President and CEO of HTI Bio-Products, Inc., commented, "We are excited to be able to offer our customers the additional products and services of TSD and SDI, and at the same time, the opportunity to offer our products and services to their customers. It is clear to us that both sets of customers stand to benefit from this combination of talent and resources. Looking at the business case apart from the customer benefits, we believe the profitability of the combined operation will be enhanced as we integrate operations. We have already identified areas where we believe we will be able to reduce costs, leverage the existing infrastructure and improve overall bottom line performance."

Srategic Diagnostics is a leading provider of biotechnology-based diagnostic tests for a broad range of commercial applications. Through its TSD BioServices subsidiary, Strategic Diagnostics also provides antibody and immunoreagent research and development services. Strategic Diagnostics' test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response.

This news release contains certain forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate,' "enable," "believe," "expect", and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties, include, without limitation, SDI's ability to manage growth, the integration of acquired systems, including those of HTI, unknown Year 2000 issues arising from acquired systems, changes related to acquisitions such as the amortization of significant goodwill and other intangible assets, changes in demand for products, delays in product development, inability to obtain required government approvals, modifications to development and sales relationships, the ability to achieve anticipated growth, competition, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.


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